NEWS RELEASE
Media Contact:     David A. Harpole +1 713-309-4125
FOR IMMEDIATE RELEASE
LyondellBasell Announces Management Changes for Olefins & Polyolefins
ROTTERDAM, Netherlands, Nov. 8, 2010 — LyondellBasell (NYSE: LYB) today announced that Bhavesh V. (Bob) Patel has been named senior vice president, Olefins & Polyolefins — Europe, Asia and International (EAI), with additional responsibilities for licensing and catalyst sales, effective immediately. Patel will succeed Anton de Vries who has departed from the company.
“Bob Patel has demonstrated success in leading olefins and polyolefins businesses in Asia and the Americas and I am pleased that he will bring this leadership and industry knowledge to guide our EAI business,” said LyondellBasell CEO Jim Gallogly. “We extend our gratitude to Anton de Vries for his years of service to LyondellBasell.” Patel’s successor for the Americas segment will be named later.
Patel, who will be based in Rotterdam, joined LyondellBasell in March 2010 as senior vice president, Olefins and Polyolefins — Americas based in Houston. Prior to LyondellBasell, Patel was with Chevron Phillips Chemical Company and Chevron Chemical Company, where he held a number of manufacturing, marketing, strategic planning, business management and general management positions beginning in 1990. Most recently he was general manager, Olefins and NGLs at Chevron Phillips. He also served as general manager, Asia Pacific Region, based in Singapore.
Patel received a Bachelor of Science degree in chemical engineering from The Ohio State University. He also holds a Master’s in Business Administration from Temple University.
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LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies. The company manufactures products at 59 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels. More information about LyondellBasell can be found at www.lyondellbasell.com.
SOURCE: LyondellBasell Industries
LyondellBasell Industries
www.lyondellbasell.com